Exhibit 4.14

THE SYMBOL “[****]” DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMIITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made in Jerusalem this 15 day of August, 2013, by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”) of the one part; and

TYRNOVO LTD. (or any other name approved by the Israeli registrar of companies), a company in formation (the “Company”), represented until its registration by GOLDMAN HIRSH PARTNERS LTD. of 6 Hahoshlim St. Herzliya Pituach 46723, Israel (“GHP”), of the second part;

(each of Yissum and the Company, a “Party”, and collectively the “Parties”)

WHEREAS:	Prof. Alexander Levitzki of the Hebrew University of Jerusalem (the “Researcher”) and Dr. Hadas Reuveni, then an employee of Novotyr Therapeutics Ltd. (“NovoTyr”) and/or certain other members of the Researcher’s team at the Hebrew University of Jerusalem (together the “Inventors”) developed technology with respect to unique inhibitors of the IGF-1R pathway as more fully described in the patent applications listed in Appendix A1 hereto; (collectively, the “Existing Portfolio of Patent Applications”); and the Inventors and NovoTyr have assigned all their rights and title to all of the Appendix A1 Existing Portfolio of Patent Applications and the inventions claimed therein to Yissum; and Yissum owns the Existing Portfolio of Patent Applications; and

WHEREAS:	the rights and title of scientists of the Hebrew University of Jerusalem in and to all inventions, know-how and the results of research created by them vest solely with Yissum; and

WHEREAS:	the Company has represented to Yissum that either by itself or through third parties, it has the financial capacity and the strategic commitment to facilitate the development, production, marketing and distribution of products as contemplated in this agreement; and

WHEREAS:	the Company wishes to obtain a license from Yissum for the development and commercialization of the inventions claimed in all or part of the Existing Patent Applications as defined in Section 1.4.5 below and the Know-How (as defined in Section 1.4.10 below), at the Company’s discretion; and

WHEREAS:	Yissum agrees to grant the Company such a license, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1.	The preamble and appendices to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2.	In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, “including” or “includes” shall mean including, without limiting the generality of any description preceding such terms and the use of the term “or” shall mean “and/or”, any reference to the term “sale” shall include the sale, lease, rental, or other disposal of any Product and any reference to “the date of execution of this Agreement” shall mean the date of the last signature of this Agreement by the Parties.

1.3.	The headings of the Sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4.	In this Agreement, the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise:

1.4.1.	“Affiliate” shall mean any person, organization or other legal entity which controls, or is controlled by, or is under common control with, the Company. “Control” shall mean the holding of more than fifty percent (50%) of (i) the equity or (ii) the voting rights or (iii) the right to elect or appoint directors.

1.4.2.	“Development Plan” shall mean the written plan and timetable for the development and the commercialization of Products, including specific development milestones, prepared by the Company and approved by Yissum, a copy of which shall be attached to this Agreement as Appendix B, within three (3) months of the date of execution of this Agreement, as amended from time to time.

1.4.3.	“Development Results” shall mean the results of activities carried out by the Company or by third parties (other than the Researcher and his team) at the direction of the Company pursuant to the Development Plan or otherwise in fulfillment of the Company’s obligations hereunder (including its development obligations under Section 5 below), including, any invention, patent or patent application, product, material, method, discovery, composition, process, technique, know-how, data, information or other result which do not form part of the Licensed Technology, and further including any governmental or regulatory filing submitted, or approval, license, registration, or authorization obtained, by the Company, an Affiliate or Sublicensee in respect of the Products, as well as any other information, data, material, results, devices and know-how arising from the performance of the Development Plan.

1.4.4.	“Effective Date” shall mean the date upon which NovoTyr Shareholders Approval (as defined in Section 2.2 below) is received.

1.4.5.	“Existing Patent Applications” shall mean: (i) the patent applications currently listed in Appendix A2, provided that patent family 3711 (Yissum reference no.) or patent family 3712 (Yissum reference no.) may be deleted therefrom by written request of the Company to be notified to Yissum within one hundred and twenty (120) days of the execution of this Agreement; and (ii) other patent applications from the Existing Portfolio of Patent Applications selected by the Company, within its sole discretion, and notified to Yissum in writing within one hundred and twenty (120) days from the date of execution of this Agreement, which shall be added to Appendix A2 hereto.

1.4.6.	“Exit Event” shall mean, (i) a transaction or series of transactions, which result in; (a) the sale, assignment, transfer or other disposition of all or a majority of the assets of the Company; or (b) the sale, assignment, transfer or other disposition of all or majority of the share capital of the Company as a result of which there is a change of “control” within the meaning of such term in Section 1.4.1 above; or (ii) an initial public share offering of the Company (an “IPO”).

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1.4.7.	“Exit Fee” shall mean the amount payable to Yissum in accordance with Section 7.3, below.

1.4.8.	“Exit Proceeds” shall mean any consideration, monetary or otherwise, including shares and other securities or goods, actually received by the Company or the Original Shareholders (as applicable), directly or indirectly in the framework, or as a result, of an Exit Event as referred to in 1.4.6 above, it being agreed that any non-monetary consideration shall be valued at its fair market value as determined by mutual agreement between the Parties and failing such agreement, according to the assessment of an independent appraiser to be selected by the Parties.

1.4.9.	“First Commercial Sale” shall mean the first sale of a Product by the Company, an Affiliate or a Sublicensee after the receipt of any required regulatory approval to market and sell such Product, excluding trials, evaluations or testing arrangements.

1.4.10.	“Know-How” shall mean all proprietary, non-public tangible or intangible information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, ancillary materials, results, devices, or know-how developed by the Inventors (including the Researcher), prior to the OCS Approval, directly related to the subject matter claimed in the Existing Patent Applications, and belonging to Yissum and described generally in Appendix A3.

1.4.11.	“License” shall have the meaning ascribed thereto in Section 3.1 below.

1.4.12.	“Licensed Patents” shall mean (a) the Existing Patent Applications, and any patent application that claims priority therefrom; as well as (b) all divisions, continuations, continuations-in-part, re-examinations, reissues, renewals, registrations, confirmations, substitutions, or extensions, including European Supplementary Protection Certificates (“SPCs”), and “Orphan Drug” status (within the meaning of such term under the US Orphan Drug Act) and/or any other similar statutory protection, and any provisional applications, national, regional, PCT or similar applications, and any and all patents issuing from, and patentable inventions, methods, processes, and other subject matter disclosed or claimed in, any or all of the foregoing.

1.4.13.	“Licensed Technology” shall mean the Know-How and the Licensed Patents.

1.4.14.	“Net Sales” shall mean:

(i)	the gross sales price invoiced for sales of Products by the Company, an Affiliate or Sublicensee to a third party; or

(ii)	the fair market value of non-monetary consideration received in connection with such sales as mutually agreed by the Parties, and failing such agreement, according to the assessment of an independent appraiser to be selected by the Parties;

after deduction of: (i) bona fide discounts to the extent actually taken by third parties, provided however, that where any discount is based on sales of a bundled set of products that includes the Product, the discount shall be allocated to the Product on a pro rata basis based on the sales value (i.e., the unit average selling price multiplied by the unit volume) of the Product relative to the sales value contributed by the other constituent products in the bundled set, with respect to such sale; (ii) sales taxes, excise, customs, VAT and sales taxes or other taxes (except income tax) imposed on such sales; (iii) any cash backs, returns, refunds or similar repayment or return credits (by credit note) actually made after the relevant invoice was issued; (iii) royalties paid to the OCS; and (iv) transport and insurance charges; provided that such deductions are directly related to the sale of the applicable Products, and were awarded within the regular running of the business of the Company, Affiliate or Sublicensee.

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In the event of sales made through a distributor, reseller or marketing agent who does not pay a fixed, final amount for such sales, the sales made by such distributor, resellers or marketing agent shall be deemed gross sales for the purposes of this Agreement.

In the event of sales or deductions not made at “arms length”, then for the purpose of calculation of Royalties (as defined below) to Yissum, Net Sales shall be determined by mutual agreement between the Parties and failing such agreement, according to the assessment of an independent appraiser to be selected by the Parties.

With respect to sales by the Company, its Affiliate, or Sublicensee as applicable, to any Affiliate or Sublicensee, as the case may be, the term, “Net Sales” shall mean only the amount received by such Affiliate or Sublicensee on resale to a third party purchaser after deduction of the items specified above, to the extent applicable.

1.4.15.	“NovoTyr Shareholders Approval” shall have the meaning ascribed thereto in Section 2.2 below.

1.4.16.	“OCS” shall mean the Office of the Chief Scientist of the Ministry of Economics.

1.4.17.	“OCS Approval” shall have the meaning ascribed thereto in Section 2.2 below.

1.4.18.	“Original Shareholders” shall mean GHP or any of its permitted transferees or assigns (as defined in the governing corporate agreements pursuant to which GHP received its shares in the Company).

1.4.19.	“Product” shall mean any product, process, or service that (a) uses the Licensed Technology; or (b) the sale of which, in the absence of the license granted to the Company in this Agreement, would infringe one or more of the Licensed Patents.

1.4.20.	“Royalties” shall have the meaning ascribed thereto in Section 7.1 below.

1.4.21.	“Subcontracting Agreement” shall mean (i) a bona fide subcontracting agreement pursuant to which a contractor is engaged for the purpose of manufacturing or developing any of the Products (or part thereof) on the Company’s behalf, for monetary consideration; or (ii) a bona fide arms-length research agreement, pursuant to which an academic or research institution is engaged for the purpose of performing research, on the Company’s behalf, for the development of any of the Products (or part thereof), provided that in no event shall the consideration (if any) therefor comprise any Products; and the term “Subcontractor” shall be construed accordingly.

1.4.22.	“Sublicense” shall mean any grant by the Company or its Affiliates of any of the rights granted under this Agreement or any part thereof; including the right to develop, manufacture, market, sell or distribute the Licensed Technology or any Product, for which grant the recipient of the Sublicense is required to pay the grantor of the Sublicense, excluding a Subcontracting Agreement.

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1.4.23.	“Sublicense Consideration” shall mean any proceeds or consideration or benefit of any kind whatsoever, whether monetary or otherwise, that the Company or an Affiliate may receive from a Sublicensee as a direct or indirect result of the grant of a Sublicense and/or pursuant thereto or an option to obtain such Sublicense, except amounts received by the Company which constitute royalties based on Net Sales by Sublicensees in respect of which the Company is required to pay Royalties to Yissum.

1.4.24.	“Sublicense Fees” shall have the meaning ascribed thereto in Section 7.2 below.

1.4.25.	“Sublicensee” shall mean any third party to whom the Company or an Affiliate shall grant a Sublicense or option to obtain such Sublicense. For the sake of clarity, Sublicensee shall include any other third party (other than a Subcontractor) to whom such rights shall be transferred or assigned, or who may assume control thereof by operation of law or otherwise.

1.4.26.	“Territory” shall mean worldwide.

1.4.27.	“University” shall mean the Hebrew University of Jerusalem and each of its branches.

2.	Conditions Precedent

2.1.	The Company acknowledges that it is aware that (i) Yissum and NovoTyr executed a license agreement dated September 19, 2005 (as amended from time to time) (the “License Agreement”); (i) the Licensed Technology (or part thereof) was developed and/or generated by the Inventors in the framework of an incubator project approved by the OCS for implementation by NovoTyr within the incubator program of Meytav Technological Incubator Ltd.; (ii) on March 19, 2013 Yissum notified NovoTyr in writing of the termination of the License Agreement for breach by NovoTyr of certain of the terms thereof and required NovoTyr to assign and transfer to Yissum all right, title and interest of NovoTyr in and to the Licensed Patents and the Know-How (to the extent of NovoTyr’s ownership of any rights therein), pursuant to the terms of the License Agreement; (iii) the assignment and transfer of NovoTyr’s right, title and interest in and to the Licensed Patents and Know-How to Yissum as aforesaid is subject to the approval and requirements of the OCS; and (iv) on August 4, 2013 Yissum and NovoTyr entered into an IP Agreement pursuant to which, inter alia, NovoTyr irrevocably assigned and transferred all its right, title and interest in and to the Licensed Patents and the Know-How to Yissum, subject to the approval and requirements of the OCS (the “IP Agreement”).

2.2.	The Parties agree that this Agreement, shall be conditional upon: (i) the execution by all of the shareholders of NovoTyr of a resolution approving the execution of the IP Agreement and, therefore, the assignment and transfer of the Licensed Patents and Know-How to Yissum pursuant thereto (“NovoTyr Shareholders Approval”), provided however that the grant of the License by Yissum to the Company pursuant to Section 3 below and the Company’s right to grant Sublicenses under Section 6 below shall be further conditional upon the receipt by Yissum of the approval of the OCS to the assignment and transfer to Yissum of the Licensed Patents and Know-How as aforesaid in accordance with terms and conditions that are reasonably acceptable to Yissum (“OCS Approval”); (the receipt of NovoTyr Shareholders Approval and OCS Approval, respectively, the “Conditions Precedent”).

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2.3.	Yissum undertakes to use diligent efforts to cause the Conditions Precedent to be fulfilled as soon as possible.

2.4.	Yissum represents and warrants that it has made available to the Company all the relevant information in its possession in connection with such Conditions Precedent (including all material facts that in Yissum’s reasonable opinion are likely to prevent or otherwise adversely affect their fulfillment) and that, subject to Section 2.7 below, until the OCS Approval is received, Yissum shall inform the Company about any such material information as soon as possible but no later than ten (10) days after becoming aware thereof.

2.5.	The Company shall cooperate with Yissum and shall make reasonable commercially efforts to assist Yissum with respect to obtaining OCS Approval, including the signature of documents and undertakings (if any) required by the OCS.

2.6.	The date upon which the NovoTyr Shareholders Approval has been received, shall be deemed the Effective Date.

2.7.	In the event that both of the Conditions Precedent are not fulfilled by the first anniversary of the date of execution of this Agreement, either Party shall have the right to terminate this Agreement by written notice to the other Party (effective immediately). In such case, this Agreement shall be of no force or effect, and no Party shall have any claim against the other Party arising from this Agreement or any discussions or negotiations by the Parties in respect of this Agreement or the termination thereof as aforesaid. The said period for the fulfillment of the Conditions Precedent may be extended by written agreement of the Parties. It is understood, however, that Yissum shall not unreasonably refuse any request by the Company for an extension of such period (including additional requests for further extensions). It is agreed further that: (i) Yissum shall only be entitled to refuse a request by the Company for extensions of such period upon grounds relating to such Conditions Precedent (including the non-fulfillment thereof); and (ii) Yissum shall not be entitled to refuse a request by the Company for extensions of such period if the fulfillment of the Conditions Precedent is likely to occur during the relevant extension period requested by the Company, provided that each such extension period requested by the Company shall not exceed nine (9) months.

3.	The License

3.1.	Subject to the full performance by the Company of its obligations in accordance with this Agreement, Yissum hereby grants the Company an exclusive license (with the right to grant sublicenses in accordance with Section 6 below) to make commercial use of the Licensed Technology, in order to commercialize, exploit, develop, have developed, manufacture, have manufactured market, import, export, distribute, offer to sell, or sell Products, all within the Territory only, subject to and in accordance with the terms and conditions of this Agreement (the “License”).

3.2.	Notwithstanding the provisions of Section 3.1 above, Yissum, on behalf of the University, shall retain the right to make, use and practice the Licensed Technology for the University’s own internal research, educational and pre-clinical purposes, subject to the confidentiality obligations undertaken herein by Yissum.

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4.	Term of the License

The License shall expire, if not earlier terminated pursuant to the provisions of this Agreement, on a country-by-country basis, upon the later of: (i) the date of expiration in such country of the last to expire Licensed Patent included in the Licensed Technology; (ii) the date of expiration of any exclusivity on the Product granted by a regulatory or government body in such country; or (iii) the end of a period of fifteen (15) years from the date of the First Commercial Sale in such country. Should the periods referred to in Subsections (i) or (ii) expire in a particular country prior to the period referred to in Subsection (iii), above, the license in that country or those countries shall be deemed an exclusive license to the Know-How during such post-expiration period.

Upon the expiration of the later of the periods set forth in Subsections (i) through (iii) above (and provided that the License has not been terminated prior thereto), the Company shall have a perpetual fully-paid, royalty-free non-exclusive license to the Know-How.

5.	Development and Commercialization

5.1.	The Company undertakes, at its own expense, to use commercially reasonable efforts to carry out the development, regulatory, manufacturing and marketing work necessary to develop and commercialize Products in accordance with a the Development Plan prepared by the Company and approved by Yissum, a copy of which shall be attached to this Agreement as Appendix B within three (3) months of the date of execution of this Agreement. The Development Plan may be modified from time to time by the Company as reasonably required in order to achieve the commercialization goals set forth above, upon Yissum’s prior written approval. All terms and conditions of the License and this Agreement shall apply to the modified Development Plan and subsequent Development Results.

5.2.	The Company shall (i) provide Yissum with periodic written reports (“Development Reports”) not less than annually, on its product development progress or efforts to commercialize under the Development Plan within sixty (60) days after December 31 of each calendar year. These progress reports shall include progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as plans for the present calendar year. If reported progress in respect of a Product differs materially from that anticipated in its Development Plan or a preceding Development Plan, the Company shall explain, in its Development Report, the reason therefor and prepare a modified Development Plan for Yissum’s review. The Company shall also make reasonable efforts to provide Yissum with any reasonable additional data that Yissum requires to evaluate the performance of the Company hereunder.

5.3.	The Company shall pursue the development and registration of all commercially reasonable indications or uses of the Product.

5.4.	Upon completion of the development of any Product, the Company undertakes to perform all commercially reasonable actions necessary to maximize Net Sales of such Product on a regular and consistent basis.

5.5.	In the event the Company does not use commercially reasonable efforts to commercialize any Product, unless such delay is due to (i) the requirements of a regulatory or other governmental authority; (ii) force majeure in accordance with Section 18.8 below; or (iii) agreed revisions in the timelines in the amended Development Plan, Yissum shall notify the Company in writing of the Company’s failure to meet its obligations of diligence and shall allow the Company up to twelve (12) months to cure such failure of diligence (the “Cure Period”). The Company’s failure to cure such failure to Yissum’s reasonable satisfaction within the Cure Period shall be considered a material breach of this Agreement and Yissum shall be entitle to terminate this Agreement, including the License, immediately.

5.6.	The Company shall perform all its activities hereunder in accordance with all applicable laws and regulations, including the Law of Encouragement of Industrial Research and Development, 1984 as amended or supplemented from time to time and all regulations promulgated thereunder (the “R&D Law”) and all the rules and regulations of the OCS (to the extent applicable), and shall procure the receipt of all approvals and consents necessary for the performance of its obligations hereunder.

5.7.	The Company agrees to provide Yissum and/or the University (for no consideration) a reasonable number units of any Product developed and/or manufactured under this Agreement, for academic research purposes only.

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6.	Sublicenses

6.1.	The Company shall be entitled to grant Sublicenses under the License, without obtaining Yissum’s prior approval provided that:

(a)	each Sublicense shall be granted in a bona fide arms-length commercial transaction pursuant to a written agreement; and

(b)	the Sublicense shall comply with the terms and conditions set forth in this Section 5 below.

6.2.	Any Sublicense shall be dependent on the validity of the License and shall terminate upon termination of the License.

6.3.	The Company shall ensure that any Sublicense shall include material terms that require the Sublicensee to comply with the terms of this Agreement, the breach of which terms shall be a material breach resulting in termination of the Sublicense. In such an event, the Company undertakes to take all reasonable steps to enforce such terms upon the Sublicensee, including the termination of the Sublicense. In all cases, the Company shall immediately notify Yissum of any breach of the material terms of a Sublicense, and shall copy Yissum on all correspondence with regard to such breach.

Furthermore, in the context of any Sublicense, the Company will obtain an agreement from the relevant Sublicensee (i) that such Sublicensee may only use the Licensed Technology and any related information received from the Company in connection with the further development and/or commercialization of a Product pursuant to the terms of the sublicense agreement, and will keep same confidential, and (ii) naming Yissum as a third party beneficiary with the right to directly enforce the use and confidentiality provisions described in sub-section (i) above.

6.4.	The Company shall require each Sublicensee to provide it with regular written royalty reports that include at least the detail that the Company is required to provide pursuant to Section 8.2 below.

6.5.	Any act or omission of the Sublicensee which is not promptly remedied by the Company or the Sublicensee and which would have constituted a breach of this Agreement by the Company had it been an act or omission of the Company, and which the Company has not made best efforts to promptly cure, including termination of the Sublicense, shall constitute a breach of this Agreement by the Company.

6.6.	For the avoidance of any doubt it is hereby declared that under no circumstance whatsoever shall a Sublicensee be entitled to assign such Sublicense or further Sublicense the License or any part thereof.

6.7.	The Company shall provide Yissum with (a) a copy of the term sheet (if any) signed with any prospective Sublicensee as soon as practicable after signature thereof; and (b) the then latest draft of the Sublicense no later than ten (10) days prior to the anticipated date of signature thereof. In addition the Company shall provide Yissum with an executed copy of the Sublicense and of any amendments thereto within fourteen (14) days of its execution.

6.8.	The Company shall not be entitled to grant any rights whatsoever in respect of the Licensed Technology or the Product to any third party, including without limitation rights of distribution/distributorship, except by means of a Sublicense.

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7.	License Consideration

In consideration for the grant of the License, the Company shall pay Yissum the following consideration during the term of the License as set forth in Section 4 above:

7.1.	Royalties at a rate of [****] percent ([****]%) of Net Sales (the “Royalties”).

7.2.	Sublicense fees at a rate of [****] percent ([****]%) of Sublicense Consideration (“Sublicense Fees”).

7.3.	Yissum shall be entitled to receive from the Company an Exit Fee as follows:

7.3.1.

Sale of Company Shares or Assets Prior to the Company’s IPO. In the event of an Exit Event as referred to in Section 1.4.5(i) above the Exit Proceeds of which are equal to or less than [****] (USD [****]) US Dollar, the Company or the Original Shareholders (as applicable) shall transfer to Yissum [****] percent ([****]%) of such Exit Proceeds; or in the event of an Exit Event the Exit Proceeds of which are higher than [****] (USD [****]) US Dollar, the Company or the Original Shareholders (as applicable) shall transfer to Yissum the greater of (a) [****] percent ([****]%) of such Exit Proceeds; or (b) [****] US dollars (US $[****]) at the time of the said Exit Event;

or

7.3.2.	Company IPO. If the Exit Event is an IPO, then, immediately prior to the closing of the IPO, the Company shall issue to Yissum such number of ordinary shares of the Company equal to [****] percent ([****]%) of all of the shares of the Company. The Original Shareholders or the Company (as applicable) and Yissum shall bear their own tax burden.

7.3.3.	The Company shall give Yissum written notice of an Exit Event not later than seven (7) days prior to the occurrence thereof, setting out the relevant details of the Exit Event. If the Exit Event is an IPO, the Company shall also provide a capitalization table reflecting the issued share capital of the Company on a fully diluted basis prior to the IPO and all other information required for the calculation of equity consideration to which Yissum is entitled as aforesaid, and appropriate supporting documentation. The shares to which Yissum is entitled as provided above shall be issued to Yissum immediately prior to and subject to the occurrence of the IPO. In the case of any other Exit Event (other than an IPO) the Exit Fees due to Yissum shall be paid to Yissum within fourteen (14) days of the actual receipt by the Company or the Original Shareholders (as applicable) of the Exit Proceeds upon the occurrence of such Exit Event, such payment to be accompanied by a written report certified as being correct by the chief financial officer of the Company, detailing the total Exit Proceeds and the Exit Fee due to Yissum.

In addition, in the case of an Exit Event, the Company shall provide Yissum with a copy of the relevant documents relating to the Exit Event within fourteen (14) days of the execution thereof, and in the event that the Company is required to do so, Yissum shall execute any additional customary non-disclosure undertaking.

7.3.4.	For the avoidance of doubt, the Company’s failure to pay the Exit Fee as set forth in Sections 7.3.1 and 7.3.2, above, shall be a material breach of this Agreement that, if not cured by the Company within the time allotted for the cure of material breaches in Section 15.2.2, below, will result in the termination of this Agreement and the License granted herein.

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8.	Reports and Accounting

8.1.	The Company shall give Yissum written notice of any Sublicense Consideration received or First Commercial Sale made within thirty (30) days of such event.

8.2.	One (1) month after the end of each calendar quarter commencing from the earlier of (i) the First Commercial Sale; or (ii) the grant of a Sublicense or receipt of Sublicense Consideration, the Company shall furnish Yissum with a quarterly report (“Periodic Report”), certified as being correct by the chief financial officer of the Company, detailing the total sales and Net Sales effected during the preceding quarter, the total Sublicense Consideration received during the preceding quarter and the total Royalties and Sublicense Fees due to Yissum in respect of that period. Once the events set forth in sub-section (i) or (ii), above, have occurred, Periodic Reports shall be provided to Yissum whether or not Royalties and Sublicense Fees are payable for a particular calendar quarter. The Periodic Reports shall contain full particulars of all sales made by the Company, Affiliates or Sublicensees and of all Sublicense Consideration received, including a breakdown of the number and type of Products sold, discounts, returns, the country and currency in which the sales were made, invoice dates and all other data enabling the Royalties and Sublicense Fees payable to be calculated accurately.

8.3.	On the date prescribed for the submission of each Periodic Report, the Company shall pay the Royalties and Sublicense Fees due to Yissum for the reported period. All payments under this Agreement shall be computed and paid in US dollars, using the appropriate foreign exchange rate reported in the Wall Street Journal on the last working day of the calendar quarter. Payment of value added tax – or of any analogous foreign tax, charge or levy (if charged), applicable to the payment to Yissum of the consideration as detailed in Section 7 above shall be borne by the Company and added to each payment in accordance with the statutory rate in force at such time. Withholding of any taxes will apply in accordance with the applicable law. Payments may be made by check or by wire transfer to the following account:

Bank Name: Hapoalim (12)

Branch Name: Zion Square (783)

Account Number: 142-155557

Swift Code: Poalilit

8.4.	The Company shall keep, and shall require its Affiliates and Sublicensees to keep, full and correct books of account in accordance with Generally Accepted Accounting Principles as required by international accounting standards enabling the Royalties and Sublicense Fees to be calculated accurately. Starting from the first calendar year after the First Commercial Sale, or the first grant of a Sublicense, whichever occurs first, an annual report, authorized by a certified public accountant, shall be submitted to Yissum within ninety (90) days of the end of each calendar year, detailing Net Sales and Sublicense Consideration, Royalties and Sublicense Fees, both due and paid (the “Annual Reports”). The Annual Reports shall also include the Company’s sales and royalty forecasts for the following calendar year, if available.

The Company shall, and shall require and make its best efforts to cause its Affiliates and Sublicensees to, retain such books of account for five (5) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for five (5) years after the end of the calendar year in which such termination becomes effective.

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8.5.	Yissum will either (i) allow the Company a credit against future Royalties or Sublicense Fees to be paid for Royalties or Sublicense Fees previously paid on account of Net Sales or Sublicense Considerations, as appropriate, that were reported as bad debts in the Company’s annual audited financial statements; or (ii) if such bad debts are recorded by the Company in its annual audited financial statement after the Company’s obligation to pay Royalties and/or Sublicense Fees has ceased, Yissum shall repay any Royalties or Sublicense Fees received on account of Net Sales and/or Sublicense Fees that were reported as bad debts by the Company.

8.6.	Yissum shall be entitled (at its sole expense) to appoint not more than two (2) representatives who must be independent certified public accountants or such other professionals as appropriate (the “Representatives”) to inspect during normal business hours the Company’s and its Affiliates’ and Sublicensee’s books of account, records and other relevant documentation to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, provided that Yissum shall coordinate such inspection with the Company, Affiliate or Sublicensee (as the case may be) in advance and limit such audits to no more than two (2) each calendar year. In addition, Yissum may require that the Company, through the Representatives, inspect during normal business hours the books of account, records and other relevant documentation of any Sublicensees, to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, and the Company shall cause such inspection to be performed. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the Representatives deliver the results of the audit. Any underpayment shall be subject to interest in accordance with the terms of Section 8.7, below. In the event that any inspection as aforesaid reveals any underpayment by the Company to Yissum in respect of any year of the Agreement in an amount exceeding five percent (5%) of the amount actually paid by the Company to Yissum in respect of such year, then the Company shall, in addition, pay the cost of such inspection.

8.7.	Any sum of money due Yissum which is not duly paid on time shall bear interest from the due date of payment until the actual date of payment at the rate of annual LIBOR plus four percent (4%) per annum accumulated on a monthly basis.

9.	Ownership

9.1	Subject to the Company’s rights pursuant to the License, all right, title and interest in and to the Licensed Technology shall be solely owned by Yissum, and the Company shall hold and make use of the rights granted pursuant to the License solely in accordance with the terms of this Agreement.

9.2	All rights in the Development Results shall be solely owned by the Company, and any patents arising therefrom shall be registered in the name of the Company only, except to the extent that an employee of the University, including, the Researcher, is properly considered an inventor of a patentable invention arising from the Development Results, in which case such ownership shall be held jointly by the Company and Yissum, as appropriate (“Joint Patents”). Any such Joint Patents shall be registered in the name of both the Company and Yissum.

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10.	Patents

1.1.	The Company shall reimburse Yissum for all previous documented expenses and costs relating to the registration and maintenance of the Licensed Patents (listed in Appendix A2), which are detailed in Appendix C hereto (the “Historical Patent Costs”) upon the earlier of: (i) the date of expiry of a period of a period of four (4) years after the date of execution of this Agreement; (ii) the date of occurrence of an Exit Event in respect of which the Exit Proceeds are [****] (US $[****]) or more; or (iii) the date upon which the Company enters into a Sublicense pursuant to which the Company is entitled to receive an upfront payment of at least [****] (US $[****]).

10.2.	Yissum, in consultation with the Company, shall be responsible for the filing, prosecution and maintenance of the Licensed Patents in the Territory, at the Company’s expense (the “Ongoing Patent Costs”), such Ongoing Patent Costs to be calculated with effect from the date of execution of this Agreement. Each application and every patent registration shall be made and registered in the name of Yissum or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Yissum and shall be deemed part of the Licensed Technology. The Company agrees to have Yissum’s patent counsel directly bill the Company for such expenses and shall directly pay such bills in accordance with patent counsel’s directions. It is agreed that the Company shall bear the Ongoing Patent Costs in respect of the filing, prosecution and maintenance of all of the patent applications in the Existing Portfolio of Patent Applications until the earlier of (i) the selection by the Company and notification to Yissum of the additional patent applications which shall be added to Appendix A2 pursuant to Section 1.4.5 above; or (ii) the expiry of a period of one hundred and twenty (120) days after the date of execution of this Agreement. Save for the patent applications listed in Appendix A2, Yissum shall be entitled to deal with the patent applications in the Existing Portfolio of Patent Applications as it deems fit, including abandoning any of the said patent applications.

10.3.	Subject to the above, the Parties shall consult and make every effort to reach agreement in all respects relating to the manner of making applications for and registering the patents, including the time of making the applications, the countries where applications will be made and all other particulars relating to the registration and maintenance of the Licensed Patents. Notwithstanding the foregoing, Yissum reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents.

10.4.	The Parties shall assist each other in all respects relating to the preparation of documents for the registration of any patent or any patent-related right upon the request of the other Party. Both Parties shall take all appropriate action in order to assist the other to extend the duration of a Licensed Patent or obtain any other extension obtainable under law, to maximize the scope of the protection afforded by the Licensed Patents.

10.5.	In the event that the Company is approached by a patent examiner or attorney in connection with any matter that is the subject matter of this Agreement, it shall give Yissum immediate notice of such approach. The Company shall only reply to such approaches after consultation with Yissum and subject to its consent.

10.6.	The Company, shall mark, and shall make its best efforts to cause its Affiliates and Sublicensees to mark, all Products covered by one or more of the Licensed Patents with patent numbers (or the legend “patent pending”) applicable to such Product. The Company shall make its best efforts to ensure that its Sublicensee complies with the provisions of this Section.

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If at any time during the term of this Agreement the Company decides that it is undesirable, as to one or more countries, to file, prosecute or maintain any patents or patent applications within the Licensed Patents, it shall give at least ninety (90) days written notice thereof to Yissum, and upon the expiration of the ninety (90) day notice period (or such longer period specified in the Company’s notice) the Company shall be released from its obligations to bear the expenses to be incurred thereafter as to such patent(s) or patent application(s). As of such time, such patent(s) or application(s) shall be removed from the Licensed Technology regarding such countries and Yissum shall be free to grant rights in and to such patent(s) or patent application(s) in such countries to third parties, without further notice or obligation to the Company, and the Company shall have no rights whatsoever to exploit such patent(s) or patent application(s) or the Know-How related thereto.

10.7.	Upon the execution of this Agreement, the Company shall execute a letter of assignment concerning its interest in any Joint Patents that will provide that such interest will be irrevocably assigned to Yissum in the event that the Company is declared bankrupt, is voluntarily or involuntarily dissolved, or otherwise ceases operations.

10.8.	The foregoing does not constitute an obligation or warranty (express or implied) on the part of Yissum that any patent or patent registration application will indeed be made or registered or be registerable in respect of the Licensed Technology or any part thereof, nor shall it constitute an obligation or warranty, express or implied on the part of Yissum that a registered patent will be valid or afford any protection. For the avoidance of doubt, nothing in this Agreement constitutes a representation or warranty, express or implied, on the part of Yissum regarding the validity of or the protection afforded by any of the patents or patent registration applications detailed in Appendix A or regarding the commercial exploitability or any other value of the Licensed Technology or that the Licensed Technology will not infringe the rights of any third party, and Yissum hereby expresses that it has made no examination as to the validity of the Licensed Patents.

11.	Patent Rights Protection

11.1.	The Company and Yissum shall each inform the other promptly in writing of any alleged infringements by a third party of the Licensed Patents in the Territory, together with any available written evidence of such alleged infringement.

11.2.	The Company, its Affiliate or Sublicensee shall have the first right in its own name and at its own expense to initiate any legal action and enforce the Licensed Patents against any infringement of such Licensed Patents (including but not limited to infringement by means of the filing of an Abbreviated New Drug Application with a certification under 21 U.S.C. 355(j)(2)(A)(vii)(IV)). Before the Company, its Affiliate or its Sublicensee commences an action with respect to any infringement, the Company shall give careful consideration to the views of Yissum in making its decision whether or not to initiate any legal action and, if relevant, make these views known to its Affiliate or Sublicensee. The Company shall, or, if relevant, shall make its best efforts to ensure that its Affiliate or Sublicensee shall, continuously keep Yissum apprised of all developments in the action and shall continuously provide Yissum with full information and copies of all documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, and shall seek Yissum’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity or enforceability of the Licensed Patents.

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If Yissum shall determine that the legal actions taken by the Company may adversely affect Yissum’s rights hereunder, Yissum at its own expense shall be entitled to appoint its own counsel to represent it in such litigation, unless, according to assessment of an independent appraiser to be selected by the Parties who shall be an attorney with at least ten (10) years of experience in intellectual property licensing or litigation in the life sciences, there is a conflict of interests in which case the Company shall reimburse Yissum the reasonable expenses of such legal representation and independent appraiser determines that there is no conflict of interest, the expenses of such appraiser shall be borne by Yissum. If the Company, its Affiliate or its Sublicensee elects to commence an action as described above and Yissum is a legally indispensable party to such action (being the registered owner of the infringed patent rights), Yissum, at the Company’s expense, may be joined as a co-plaintiff, provided that all the following conditions shall be fulfilled:

(a) the Company shall continuously provide Yissum with full information and copies of all documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, as well as all drafts of written submissions relating to such legal action that are sent to the Company for review, and all Yissum’s reasonable comments in respect thereof will be taken into account;

(b) any out of pocket expenses incurred by the Company or Yissum in connection with such action(s), including all legal and litigation related fees and expenses, all out of pocket expenses for external assistance required to comply with any discovery or other motions and any costs or amounts awarded to the counterparties in such action(s) shall be borne by the Company;

(c) if Yissum shall determine that a conflict of interest exists between the Company and Yissum, Yissum shall be entitled, at its own expense, to appoint its own counsel to represent it in such litigation and the Company shall make reasonable efforts to ensure that such counsel chosen by Yissum is fully informed and receives all material necessary to adequately participate in such action; and

(d) the Company shall bear all costs, expenses and awards incurred by or awarded against Yissum, with respect to any action filed against Yissum alleging that an action initiated by the Company pursuant to the terms of this Section 11 was anticompetitive, malicious, or otherwise brought for an improper purpose, whether by a counterparty to such aforementioned action or by any third party.

If Yissum is not required by law to be joined as a co-plaintiff, Yissum, to the extent permitted by law, and at its own cost, may elect to join the action as a co-plaintiff at its own initiative and shall jointly control the action with the Company, its Affiliate or its Sublicensee. Irrespective of whether Yissum joins any such action as described above it shall provide reasonable cooperation to the Company, its Affiliate or its Sublicensee. The Company shall reimburse Yissum for any costs it incurs as part of an action brought pursuant to this Section where Yissum has not elected to join the action as a co-plaintiff at its own initiative.

11.3.	If the Company, its Affiliate or its Sublicensee does not bring an action against an alleged infringer pursuant to Section 11.2, above, or has not commenced negotiations with said infringer for discontinuance of said infringement within one hundred and eighty (180) days after learning of said infringement, Yissum shall have the right, but not the obligation, to bring an action for such infringement at its own expense, and retain all proceeds from such action. If the Company has commenced negotiations with said infringer for the discontinuance of said infringement within such one hundred and eighty (180) day period, the Company shall have an additional period of ninety (90) days from the end of the first one hundred and eighty (180) day period to conclude its negotiations before Yissum may bring an action for said infringement.

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11.4.	No settlement, consent judgment or other voluntary disposition of an infringement suit may be entered without the consent of Yissum, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt and notwithstanding anything to the contrary herein, should Yissum bring an action as set forth in Section 11.3, above, it shall have the right to settle such action by licensing the Licensed Technology, or part of it, to the alleged infringer.

11.5.	Any award or settlement payment resulting from an action initiated by the Company pursuant to this Section 11 shall be utilized, first to effect reimbursement of documented out-of-pocket expenses incurred by both Parties in relation to such legal action, and thereafter shall be paid to the Company and shall be deemed Sublicense Consideration received under this Agreement, in respect of which Sublicense Fees shall be due to Yissum.

11.6.	If either Party commences an action and then decides to abandon it, such Party will give timely notice to the other Party. The other Party may continue the prosecution of the suit after both Parties agree on the sharing of expenses.

11.7.	The Company shall use its diligent efforts at its own expense to defend any action, claim or demand made by any entity against the Company or Yissum in connection with rights in the Licensed Technology or the Licensed Patents relating thereto. Each Party shall notify the other immediately upon learning of any such action, claim or demand as aforesaid.

12.	Confidentiality

12.1.	Each Party undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain full and absolute confidentiality, and shall also be liable for its officers or employees or representatives maintaining absolute confidentiality, with respect to all information, details and data which is in or comes to its knowledge or that of its officers, employees, representatives or any person acting on its behalf directly or indirectly relating to the Licensed Technology, the Company, Yissum, the University, and their employees and the Researcher. Each Party undertakes not to convey or disclose anything in connection with the foregoing to any entity without the prior written permission of the disclosing Party.

12.2.	The obligation contained in this Section shall not apply to information which (i) is in the public domain as of the date of this Agreement or hereafter comes into the public domain through no fault of the receiving Party, its officers, employees, representatives or persons acting on its behalf; (ii) recipient can demonstrate by its written records that it rightfully had such information in its possession prior to disclosure of thereof by discloser to recipient; (iii) recipient rightfully obtains from a third party, who to the best of recipient’s knowledge has the right to transfer or disclose it, without default or breach of an obligation of confidentiality or nondisclosure; (iv) is independently developed by the recipient without use of discloser’s Confidential Information as can be demonstrated by documentary evidence; or (v) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body.

12.3.	Notwithstanding the above, either Party may disclose details and information to its officers, employees, representatives or persons acting on its behalf, Affiliates and Sublicensees, as necessary for the performance of its obligations pursuant to this Agreement, provided that it procures that such parties execute a confidentiality agreement substantially similar in content to this Section 12. Each Party shall be responsible and liable to the other for any breach by its personnel or, in the case of the Company only, any Sublicensee, of such undertakings of confidentiality as if such breach were a breach by the Party itself.

12.4.	Yissum shall procure that the Researchers and any other person connected with it with regard to the License execute a confidentiality agreement substantially similar in content to this Section 12.

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12.5.	As a precondition to any Sublicense, the Company shall ensure that the Sublicensee procures that the Sublicensee’s officers, employees, representatives or persons acting on the Sublicensee’s behalf are bound by a written confidentiality agreement substantially similar in content to this Section 12.

12.6.	Without prejudice to the foregoing, the Company shall not mention the name of the University, Yissum or the Researcher, unless required by law, in any manner or for any purpose in connection with this Agreement, or any matter relating to the Licensed Technology, without obtaining the prior written consent of Yissum. Notwithstanding the foregoing, the Company shall be entitled to identify the Licensed Technology as having been developed by the Researcher and the other Inventors and licensed from Yissum.

12.7.	Neither Party shall issue any press release or other media statement regarding the execution, existence or terms of this Agreement or any developments of the Licensed Technology without the prior written approval of the other Party.

12.8.	The provisions of this Section shall be subject to permitted publications pursuant to Section 13, below.

13.	Publications

13.1.	Yissum shall ensure that no publications in writing, in scientific journals or orally at scientific conventions relating to the Licensed Technology, the Development Plan, the Development Results or the Product, which are subject to the terms and conditions of this Agreement, are published by it or its Researcher or other Inventors, without first seeking the consent of the Company.

13.2.	The Company undertakes to reply to any such request for publication by Yissum within thirty (30) days of its receipt of a request in connection with the publication of articles in scientific journals, and within seven (7) days of its receipt of a request in connection with article abstracts. The Company may only decline such an application upon reasonable grounds, which shall be fully detailed in writing.

13.3.	Should the Company decide to object to publication as provided in sub-section 13.2, publication shall be postponed for a period of not more than three (3) months from the date the publication was sent to the Company to enable the filing of patent applications or the removal of the Company’s confidential information.

13.4.	The provisions of this Section shall not prejudice any other right, which Yissum has pursuant to this Agreement or at law.

13.5.	For the avoidance of doubt, the provisions of this Section in connection with the prohibition against publication shall not apply to internal publication made in the University for the Researcher and University employees provided that such persons are subject to written obligations of confidentiality substantially similar to those set forth in Section 12.

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14.	Liability and Indemnity

14.1.	TO THE EXTENT PERMITTED BY THE APPLICABLE LAW, YISSUM MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY. IN PARTICULAR, YISSUM MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED A REPRESENTATION OR WARRANTY BY YISSUM AS TO THE VALIDITY OF ANY OF THE PATENTS OR THEIR REGISTRABILITY OR OF THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE LICENSED TECHNOLOGY. YISSUM HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY PRODUCT OR SERVICE. NEITHER YISSUM NOR THE RESEARCHER, NOR THE UNIVERSITY, NOR THE DIRECTORS, OFFICERS AND EMPLOYEES OF YISSUM AND/OR OF THE UNIVERSITY SHALL HAVE ANY LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE WHETHER DIRECT OR INDIRECT, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (i) THE PRODUCTION, MANUFACTURE, USE, PRACTICE, LEASE, OR SALE OF ANY PRODUCT OR SERVICE; (ii) THE USE OF THE LICENSED TECHNOLOGY; OR (iii) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING. IN NO EVENT SHALL YISSUM, THE RESEARCHER, THE UNIVERSITY, OR THE DIRECTORS, OFFICERS AND EMPLOYEES OF YISSUM AND/OR OF THE UNIVERSITY BE LIABLE TO THE COMPANY OR ANY OF ITS AFFILIATES OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY THE COMPANY OR ITS AFFILIATES OR ANY THIRD PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

14.2.	The Company shall be liable for any loss, injury or damage whatsoever caused directly or indirectly to or suffered by its employees or to any person acting on its behalf or to the employees of Yissum or the University or to any person acting on their behalf, or to the Inventors, or to any third party by reason of the Company’s acts or omissions pursuant to this Agreement or by reason of any use made of the Licensed Technology, the Development Results or any Product or exercise of the License.

14.3.	The Company undertakes to compensate, indemnify, defend and hold harmless Yissum, the University, and any person acting on their behalf and any of their directors, officers, employees, consultants or representatives and the Inventors (herein referred to jointly and severally as “Indemnitees”) against any claim, investigation or liability including, without limitation, product liability, damage, loss, costs and expenses, including legal costs, attorneys’ fees and litigation expenses, incurred by or imposed upon the Indemnitees by reason of its acts or omissions or which derive from its use, development, manufacture, marketing, sale or sublicensing of any Product or Licensed Technology or exercise of the License.

Yissum shall (i) as soon as practicable notify the Company of any claim (in any event, within fourteen (14) days after Yissum becomes aware of the claim), (ii) authorize and allow the Company to have sole control of the defense and settlement of the claim, provided that any settlement that may impose any obligations on any of the Indemnitees or an admission of liability by any of the Indemnitees shall require Yissum’s prior written consent which shall not be unreasonably withheld or delayed; and (iii) provide any information and cooperation reasonably requested by the Company, at the Company’s sole expense. The failure by Yissum to comply with subsections (i) or (iii) above shall not affect the Company’s indemnification obligations set forth in this Section 14.3 above, except to the extent that such failure has an irreparably harmful affect on, or otherwise jeopardizes the defense by the Company of such claim. The Company shall keep Yissum informed of the status and progress of such claim, the defense thereof and/or settlement negotiations with respect thereto. Without derogating from the foregoing, Yissum shall be entitled to participate in the defense of any claim as aforesaid with its own counsel at its own expense.

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The Company shall ensure that its Sublicensees shall provide undertakings of indemnification which shall also be given also in favor of, and shall be actionable by Yissum, the University, and any director, officer or employee of Yissum or of the University, and by the Researcher and the other Inventors.

14.4.	During the term of this Agreement, the Company or its Affiliate shall procure and maintain, or require that its Sublicensee procure and maintain, with no cost to Yissum, comprehensive general liability insurance in amounts as are industry standard for similar circumstances. Such comprehensive general liability insurance shall provide contractual liability coverage for the Company’s indemnification under this Agreement and in particular as stated above in Section 14.3 above.

Beginning at the time any Product shall be commercially distributed or sold by the Company, an Affiliate or a Sublicensee, but in any event no later than the First Commercial Sale, the Company, its Affiliates or Sublicensee (if applicable) shall procure and maintain at their own cost and expense, in addition to the above general liability insurance, product liability insurance, in amounts that are standard in the industry for similar products.

The insurance coverage required under this Section shall not be construed to create a limit of the Company’s liability with respect to its indemnification under this Agreement. The Company shall cause Yissum to be named as an additional insured without any right of subrogation against Yissum in all such insurance policies.

14.5.	The Company shall provide Yissum with written evidence of such insurance upon request. The Company shall provide Yissum with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. If the Company does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Yissum shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

14.6.	The Company shall maintain, at its own expense, liability insurance as set forth in Section 14.4, above, beyond the expiration or termination of this Agreement as long as a Product relating to or developed pursuant to this Agreement is being commercially distributed or sold by the Company, an Affiliate or a Sublicensee, and thereafter as required by applicable laws.

15.	Termination of the Agreement

15.1.	Unless otherwise agreed by the Parties in writing, this Agreement shall terminate upon the occurrence of the later of the following: (i) the date of expiry of the last of the Licensed Patents; or (ii) the date of expiry of a period of fifteen (15) years from the date of the last First Commercial Sale of the Product in the Territory.

15.2.	Without prejudice to the Parties’ rights pursuant to this Agreement or at law, either Party may terminate this Agreement by written notice to the other in any of the following cases:

15.2.1.	immediately upon such written notice, if: (i) the other Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within sixty (60) days; or (ii) a receiver or liquidator is appointed for the other Party; or (iii) the other Party enters into winding up or insolvency or bankruptcy proceedings. Each of the Parties undertakes to notify the other within seven (7) days if any of the abovementioned events occur; or

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15.2.2.	upon breach of this Agreement, where such breach has not been remedied within thirty (30) days from the breaching Party’s receipt of written notice from the non-breaching Party requiring such remedy, except in the event of failure to use commercially reasonable efforts to commercialize any Product, which shall be governed by the provisions of Section 5.5 above.

15.3.	In addition to the above, and without prejudice to Yissum’s rights pursuant to this Agreement or at law, Yissum shall be entitled to terminate this Agreement immediately upon written notice to the Company in the following circumstances:

15.3.1.	a breach of Section 5.5 above, where such breach has not been cured as provided for in Section 5.5.

15.3.2.	if an attachment is made over the Company’s assets or if execution proceedings are taken against the Company and the same are not set aside within thirty (30) days of the date the attachment is made or the execution proceedings are taken.

15.3.3.	uncured lapse of insurance coverage under section 14.4, above;

15.3.4.	failure to defend against third party claims as required under Section 11, above; or

15.3.5.	a claim by the Company, made in any forum, claiming that one or more of the Licensed Patents are invalid or unenforceable

15.4.	In addition to the above, the Company shall be entitled to terminate this Agreement for any reason at any time, upon sixty (60) days prior written notice to Yissum (effective immediately), provided that in the event of such termination by the Company, the Company hereby irrevocably undertakes that, neither the Company nor any of its Affiliates (whether directly or indirectly) shall develop or manufacture any product that contains an active ingredient that is chemically identical or similar to the active ingredient in a Product for a period of three (3) years after the effective date of such termination.

15.5.	Upon termination of this Agreement for any reason other than the expiration of its term, the License shall terminate, the Licensed Technology and all rights included therein shall revert to Yissum, and Yissum shall be free to enter into agreements with any other third parties for the granting of a license or to deal in any other manner with such right as it shall see fit at its sole discretion.

The Company shall return or transfer to Yissum, within fourteen (14) days of termination of the License, all material, in soft or hard copy, relating to the Licensed Technology or Products connected with the License, and it may not make any further use thereof. In case of termination as set out herein, the Company will not be entitled to any reimbursement of any amount paid to Yissum under this Agreement. Yissum shall be entitled to conduct an audit in order to ascertain compliance with this provision and the Company agrees to allow during the Company’s regular business hours access to Yissum or its representatives for this purpose.

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15.6.	Upon the termination of the Agreement for any reason other than the expiration of its term or due to or the uncured breach by Yissum (as set forth in section 15.2.2, above), the Company shall transfer and assign to Yissum all of the Development Results and any information and documents, in whatever form, relating thereto, including any data, results, regulatory information (including applications, registrations, licenses, authorizations, approvals and all clinical studies, tests, and manufacturing batch records relating to a Product, and all data contained in any of the foregoing) and files that relate to the Licensed Technology or the Product(s), provided that if any or all such Development Results are developed using any funds received from the OCS, such transfer and assignment shall be subject to the applicable terms and conditions of the R&D Law (as defined in Section 5.6 above) and the applicable rules and regulations of the OCS and the execution by Yissum of the relevant undertakings (if any) required by the OCS. Subject to the foregoing, the Company shall fully cooperate with Yissum to effect such transfer and assignment and shall execute any document and perform any acts required to do so.

15.7.	Notwithstanding the foregoing, neither the termination of this Agreement for any reason nor the expiration of the License shall release the Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement’s termination or the License’s expiration.

In addition, Sections 7, 8, 9, 12, 14, 15, 16, 17 and 19 shall survive the termination of this Agreement to the extent required to effectuate the intent of the Parties as reflected in this Agreement.

16.	Law

The provisions of this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed by Israeli law and jurisdiction shall be granted only to the appropriate court in Jerusalem, except that Yissum may bring suit against the Company in any other jurisdiction outside the State of Israel in which the Company has assets or a place of business.

17.	Arbitration

17.1.	Notwithstanding and in addition to the provisions of Section 16, above, all differences of opinion and disputes arising between the Parties in connection with the Agreement or its interpretation or its performance or breach, shall be referred for the decision of a single arbitrator, whose identity shall be determined by mutual consent of the parties.

17.2.	Should the Parties not reach agreement as to the identity of the arbitrator within 14 days of request by either Party for the appointment of an arbitrator, the arbitrator shall be appointed by the Chairman of the Jerusalem District Committee of the Israel Bar Association on the application of either of the Parties.

17.3.	The arbitration shall be held in Israel. The proceedings before and all documents submitted to such arbitrator shall be in the English language. The arbitrator shall not be bound by the civil procedure regulations and laws of evidence but shall base his/her decision on the substantive law of Israel and shall give grounds for his/her decision. The arbitrator shall be empowered to grant temporary injunctions and orders, which shall be enforceable in foreign jurisdictions, in accordance with Section 16, above.

17.4.	The decision of the arbitrator shall be final and binding upon the Parties, and shall be enforceable in foreign jurisdictions.

17.5.	The execution of this Agreement shall constitute the execution of an Arbitration Agreement.

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18.	Miscellaneous

18.1.	Relationship of the Parties. It is hereby agreed and declared between the Parties that they shall act in all respects relating to this Agreement as independent contractors and there neither is nor shall there be any employer-employee or principal-agent relationship or partnership relationship between the Company (or any of its employees) and Yissum. Each Party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its employees and officers, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

18.2.	Assignment. The Parties may not transfer or assign, or encumber or endorse their rights, obligations or duties or any of them pursuant to this Agreement to another, without the prior written consent of the Party, which consent shall not be unreasonably denied, conditioned or delayed.

18.3.	No waiver. The failure or delay of a Party to the Agreement to claim the performance of an obligation of the other Party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

18.4.	Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in drafting this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

18.5.	Legal Costs. Each Party shall bear its own legal expenses involved in the making of this Agreement.

18.6.	Agreements with Researcher/University Employee. The Company shall disclose to Yissum any existing agreement or arrangement of any kind with the Researcher, any representative of the Researcher, and shall not enter into any such agreement or arrangement without the prior written consent of Yissum. Without derogating from the foregoing, should the Company choose to (i) retain the services of the Researcher or any other employee of the University in connection with the License; or (b) grant any benefit, including, any cash payments or securities of any kind, to the Researcher or any other employee of the University, it shall do so only through a written agreement executed between the Company and Yissum. Any such agreement will require, among other things, that any intellectual property rights generated under such agreement will be governed by the terms of this Agreement. Notwithstanding the foregoing, any inventions that any University students may make while working as and, in the capacity of, a Company employee shall be owned by the Company.

18.7.	Taxes. Monetary amounts mentioned in this Agreement do not include value added tax (VAT). Unless otherwise provided herein, each Party shall be solely responsible for and bear and pay any sales, use, service, income or other tax, applicable to it under the law, levied or incurred on account of this Agreement or the activities hereunder or the consummation thereof.

18.8.	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party and without fault of such Party, including fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other party provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

21

18.9.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

18.10.	Binding Effect. This Agreement shall be binding upon the Parties upon the receipt of NovoTyr Shareholders Approval and shall enter into force and become effective as of the Effective Date, save for the grant of the License by Yissum to the Company pursuant to Section 3 above and the Company’s right to grant Sublicenses under Section 6 above which shall enter into force and become effective upon the receipt of OCS Approval pursuant to Section 2 above.

18.11.	Entire Agreement. This Agreement constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both Parties.

18.12.	Formation of Company; Ratification of Agreement. In the event that the Company is not incorporated and/or fails to ratify this Agreement by signing this Agreement in the place indicated below, within a period of thirty (30) days after the Effective Date, then Yissum shall be entitled, upon seven (7) days prior written notice to GHP (which shall be deemed to have been served if delivered or sent to the address of GHP as set out on the first page of this Agreement, in accordance with the provisions of Section 19 below) to terminate this Agreement, without derogating from Yissum’s rights hereunder or by law to any other or additional relief.

19.	Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile or by registered mail or served personally at the following addresses:

To Yissum at:

Yissum Research Development Company

of the Hebrew University of Jerusalem Ltd.

P.O. Box 39135,

Jerusalem 91390

Israel

Facsimile: 972-2-6586689

Email: bob.trachtenberg@yissum.co.il

To the Company at

c/o Goldman Hirsh Partners Ltd.

6 Hahoshlim St.

Herzliya Pituach 46723

Israel Facsimile: 972-776935601

Email: gil@goldman-hirsh.com

or such other address furnished in writing by one Party to the other. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received seven (7) days after being posted by prepaid registered mail. Any notice sent by facsimile or electronic mail shall be deemed to have been received by the next business day after receipt of confirmation of transmission (provided that any notice terminating this Agreement which is sent by electronic mail shall be followed by a notice sent in any other manner provided herein).

[Signature page follows]

22

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS

YISSUM		THE COMPANY
(Represented by GHB)

By:	/s/ Yaacov Michlin	By:	/s/ Goldman Hirsh Partners Ltd.

Name:	Yaacov Michlin	Name:	Gil Pogozelich

Title:	CEO	Title:

Date:	Aug. 15, 2013	Date:

We, _____________________________, hereby ratify this Agreement and confirm that _____________________________is bound by the provisions of this Agreement and that all references herein to “the Company” are references only to ___________________________.

THE COMPANY

By:	/s/

Name:

Title:

Date:

I the undersigned, Prof. Alexander Levitzki, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Prof. Alexander Levitzki	Aug.12, 2013
Prof. Alexander Levitzki	Date signed

23

Appendix A

A1 - Existing Portfolio of Patent Applications

Family:	3711	Title:	NOVEL PROTEIN KINASE MODULATORS AND THERAPEUTIC USES THEREOF (NT-157)

Inventor
Ben-David Iris
Levitzki Alexander
SASSON Revital
STEINER Lilach
WEISSBERG Avi
Reuveni Hadas

			Application		Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
3711-00	Expired	US	04/12/2006	60/872,511
3711-01	Exhausted	PCT	04/12/2007	PCT/IL2007/0014	12/06/2008	WO2008/068751
3711-02	Granted	US	04/12/2007	12/517,278	04/03/2010	US2010/0056635	15/11/2011	8,058,309

Family:	3712	Title:	NOVEL MODULATORS OF PROTEIN KINASE SIGNALING

Inventor
Levitzki Alexander
LUCASSEN Andre C. B
SASSON Revital
Reuveni Hadas

24

			Application		Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
3712-00	Expired	US	05/06/2008	61/058,943
3712-01	Exhausted	PCT	07/06/2009	PCT/IL2009/000568	10/12/2009	WO 2009/147682
3712-02	Allowed	US	07/06/2009	12/995,669	05/05/2011	US 2011/0105618 A1
3712-03	Published	Europe	07/06/2009	9758026	23/02/2011	2285774
3712-04	Filed	Israel	07/06/2009	209638

Family:	[****]	Title:	[****][****][****][****][****][****][****]

Inventor
[****]
[****]

			Application		Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
[****]	[****]	[****]	[****]	[****]

Family:	3745	Title:	COMPOUNDS WHICH MODULATE PROTEIN KINASE SIGNALING

Inventor
Levitzki Alexander
Reuveni Hadas

			Application		Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
3745-01	Expired	US	06/07/2011	61/504,722
3745-02	NP Entry	PCT	27/12/2011	PCT/IL2011/050078	05/07/2012	WO 2012/090204 A1			NP to be entered in US and EP
3745-03	Filed	US	27/06/2013	13/976,876

25

Family:	3787	Title:	COMBINATIONS FOR TREATING CANCER

Inventor
Reuveni Hadas
Levitzki Alexander

			Application		Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
3787-00	Expired	US	01/03/2011	61/447,733
3787-01	Published	PCT	01/03/2012	PCT/IL2012/000098	07/09/2012	WO 2012/117396A1

Family:	3946	Title:	IGF-1R SIGNALING PATHWAY INHIBITORS USEFUL IN THE TREATMENT OF NEURODEGENERATIVE DISEASES

Inventor
Cohen Ehud
Reuveni Hadas
Levitzki Alexander

			Application		Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
3946-01	Filed	US	14/07/2013	61/846,014

26

A2 - Existing Patents

Family:	3711	Title:	NOVEL PROTEIN KINASE MODULATORS AND THERAPEUTIC USES THEREOF (NT-157)

Inventor
Ben-David Iris
Levitzki Alexander
SASSON Revital
STEINER Lilach
WEISSBERG Avi
Reuveni Hadas

			Application		Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
3711-00	Expired	US	04/12/2006	60/872,511
3711-01	Exhausted	PCT	04/12/2007	PCT/IL2007/0014	12/06/2008	WO2008/068751
3711-02	Granted	US	04/12/2007	12/517,278	04/03/2010	US2010/0056635	15/11/2011	8,058,309

**

Family:	3712	Title:	NOVEL MODULATORS OF PROTEIN KINASE SIGNALING

Inventor
Levitzki Alexander
LUCASSEN Andre C. B
SASSON Revital
Reuveni Hadas

			Application		Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
3712-00	Expired	US	05/06/2008	61/058,943
3712-01	Exhausted	PCT	07/06/2009	PCT/IL2009/000568	10/12/2009	WO 2009/147682
3712-02	Allowed	US	07/06/2009	12/995,669	05/05/2011	US 2011/0105618 A1
3712-03	Published	Europe	07/06/2009	9758026	23/02/2011	2285774
3712-04	Filed	Israel	07/06/2009	209638

**

27

Family:	3745	Title:	COMPOUNDS WHICH MODULATE PROTEIN KINASE SIGNALING

Inventor
Levitzki Alexander
Reuveni Hadas

			Application		Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
3745-01	Expired	US	06/07/2011	61/504,722
3745-02	NP Entry	PCT	27/12/2011	PCT/IL2011/050078	05/07/2012	WO 2012/090204 A1			NP to be entered in US and EP
3745-03	Filed	US	27/06/2013	13/976,876

** NOTE: (i) Either patent family 3711 (Yissum reference no.) or patent family 3712 (Yissum reference no.) may be deleted from this Appendix A2 by written request of the Company to be notified to Yissum within 120 days of the execution of this Agreement pursuant to clause 1.4.5 of this Agreement;

(ii) other patent applications selected by the Company from the Existing Portfolio of Patent Applications (Appendix A1) and notified to Yissum in writing thereof within 120 days of the execution of this Agreement pursuant to clause 1.4.5 of this Agreement shall be added to this Appendix.

28

A3 - Know-How

1. The compounds developed are inhibitors of the IGF1R/IRS1-2 pathway as well as inhibitors of Stat3 signaling. We have additional data derived from large number of cancer cell lines in tissue culture and in a number of in vivo animal models targeting metastatic melanoma, metastatic prostate cancer, colon cancer and multiple myeloma.

2. In vivo data on of NT compounds with Chemotherapy (Taxol).

3. [****]

4. [****]

5. Inhibition of the STAT-3 phosphorylation which is involved in anti-cancer immunomodulation , anti-matastatic, anti-angiogenic, anti-proliferative.

6. [****]

7. Toxicity, safety, solubility, pharmacodinamic and phramcokinetic data related to the NT compounds.

8. The use of cell-free kinase assay developed at Prof. Levitzki’s lab utilizing full length IGF1R purified from mammalian cells to discover unique allosteric inhibitors of this receptor.

YISSUM	THE COMPANY

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

29

Appendix B

The Development Plan

[To be attached per Section 1.4.2]

YISSUM	THE COMPANY

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

30

Appendix C

Historical Patent Costs

3711 - Novel Protein Kinase Modulators and Therapeutic uses Thereof (NT-157)	$41,323
3712 - Novel Modulators of Protein Kinase Signaling (NT-219)	$27,806
[****]	$1,280
3745 – Compounds Which Modulate Protein Kinas Signaling	$11,358
3787 – Combinations for Treating Cancer	$10,831
3946 - Signaling Pathway Inhibitors Useful in the Treatment of Neurodegenerative Diseases	$4,460

Total:	$97,058

31